Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEVO, INC.

GEVO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.        The name of the Corporation is Gevo, Inc.

2.        The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was June 9, 2005, under the name Methanotech, Inc.

3.        The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2011, and amended on June 7, 2013 and July 7, 2014 (the “Amended and Restated Certificate of Incorporation”).

4.        Effective at 5:00 p.m. Eastern Time on April 20, 2015 (the “Effective Time”), each fifteen (15) shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional shares to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

5.        The foregoing amendment was duly adopted in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

6.        Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Gevo, Inc. has caused this Certificate of Amendment to be executed as of this April 17, 2015.

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer